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Contact:  William E. Keslar
          Don H. Herring
          (412) 433-6870

FOR IMMEDIATE RELEASE



          PITTSBURGH, Oct. 12 - Victor G. Beghini, president of Marathon Oil Company, will retire October 31, it was announced by Thomas J. Usher, chairman and chief executive officer of USX.
          Beghini's successor has been selected by the USX board of directors and will be announced by year's end. In the interim, Usher will direct the Marathon Group's activities in addition to his other duties.
          "Vic Beghini is one of the giants of the oil industry, and has led Marathon for over a decade with distinction and outstanding accomplishment," said Usher.
          "Under Vic's guidance, Marathon has gone through a period of unprecedented growth, and has maintained its stature as one of the premier oil companies in the United States," Usher continued. "The creation of Marathon Ashland Petroleum LLC, the acquisition of our oil and gas operations in Canada, and the development of the gigantic multinational exploration and production project in the Russian Far East all are testaments to Vic's inspired leadership."
          Beghini was born in Greensboro, Pennsylvania, in 1934, and was graduated from Pennsylvania State University in 1956 with a bachelor of science degree in petroleum engineering.
          He joined Marathon Oil Company in 1956 and worked throughout Michigan, Illinois, Indiana, Louisiana, and California. He was appointed Casper, Wyoming, division reservoir engineer in 1971, and was division petroleum engineer prior to being named manager of Marathon's corporate risk division in 1973. He was appointed manager of purchasing in 1975 and was appointed manager of the Cody, Wyoming, operations district later that year. In 1977 he was named coordinating manager, production operations, United States and Canada.
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          In 1978, he was named vice president, supply & transportation.
Beghini was elected president of Marathon Petroleum in 1984. He assumed responsibilities as senior vice president, domestic exploration and production, for Marathon Oil in Houston in 1985. In 1986, he was named senior vice president, worldwide production, Marathon Oil Company.
          Beghini was elected president of Marathon Oil in 1987. At the same time, he was elected to the USX Corporation corporate policy committee. He has been a member of the board of directors of Marathon Oil Company since 1978 and served on the boards of directors of Marathon Petroleum Company from 1982 to 1985, and Texas Oil & Gas Corp. from 1987 to 1991.
          Beghini was named vice chairman-energy for USX Corporation and was elected to the USX board of directors in 1990. The next year, Beghini was named vice chairman-Marathon Group of USX Corporation and continued as president of Marathon Oil Company. He was on the board of trustees of the USX Foundation.
          Beghini is a member of the National Petroleum Council, the All-American Wildcatters, the 25 Year Club of the Petroleum Industry, the Society of Petroleum Engineers, and is a registered professional engineer in the state of Louisiana. Beghini serves on the board of directors of Pitt-Des Moines, Inc., Baker Hughes, Inc., the American Petroleum Institute, the Sam Houston Area Council of the Boy Scouts of America, and the Greater Houston Partnership. He is a past chairman of the Natural Gas Supply Association, the board of directors of Spindletop Charities, Inc., and the board of directors of the Sam Houston Area Council of the Boy Scouts of America.
          He was recognized as a Distinguished Alumnus of the Pennsylvania State University in 1985. He participated in the Harvard University program for management development in 1974. In 1988, Beghini received an honorary Doctor of Laws degree from Marietta College. In 1989, he received an honorary Doctor of Engineering degree from Rose-Hulman Institute of Technology, and in 1993, was recognized by the University of Findlay with an honorary doctorate of Natural Resources Management.
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1999-10-12